Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS FOURTH QUARTER 2016 RESULTS
Wilmington, NC, January 25, 2017 – Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported fourth quarter net earnings available to common shareholders of $5.5 million, or $0.16 per diluted share, compared to $5.7 million, or $0.16 per diluted share, for the fourth quarter of 2015. The fourth quarter of 2016 included $3.4 million in expense from previously disclosed stock-based compensation awards, a $1.4 million impairment on aircraft slated for sale, and $5.5 million in income tax savings arising from a renewable energy investment. The net effect of these items on diluted earnings per share was $0.01.
“We ended 2016 in terrific fashion with our highest ever quarterly production with over $500 million in loan originations and exceeded our target of $1.5 billion for the year. We expect to continue generating strong double-digit growth in origination volumes. We are pleased with the contribution Live Oak has made to the success of American small business owners in 2016. We are committed to serving and empowering small businesses across the U.S. Our work to expand this mission in new and existing lines of business will continue in 2017 with particular focus on the renewable energy sector. Our investments in infrastructure and key strategic initiatives over the past year have positioned us for a great 2017,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
Year over Year Highlights

(Dollars in thousands, except per share data)			Increase (Decrease)
	2016	2015	Dollars	Percent
Loan production:
Loans originated	$1,537,010	$1,158,640	$378,370	33%
% Fully funded	48.2%	52.1%	n/a	n/a
Loan sales:
Guaranteed loans sold	$761,933	$640,886	$121,047	19%
Net gains on sales of loans	75,326	67,385	7,941	12
Average net gain on sale of loans, per million sold	98.86	105.14	(6.28)	(6)
Net interest income and servicing revenues	64,042	41,670	22,372	54
Net income attributable to Live Oak Bancshares, Inc.	13,773	20,625	(6,852)	(33)
Diluted earnings per share	0.39	0.65	(0.26)	(40)
Non-GAAP net income (1)	20,148	18,356	1,792	10
Non-GAAP diluted earnings per share (1)	0.57	0.57	—	—
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Fourth Quarter 2016 Highlights

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q4 2016	Q4 2015	Dollars	Percent	Q3 2016
Loan production:
Loans originated	$514,565	$330,798	$183,767	56%	$381,050
% Fully funded	48.0%	44.1%	n/a	n/a	36.1%
Loan sales:
Guaranteed loans sold	$260,125	$219,328	$40,797	19%	$210,610
Net gains on sales of loans	22,513	20,781	1,732	8	21,833
Average net gain on sale of loans, per million sold	86.55	94.75	(8.2)	(9)	103.67
Net interest income and servicing revenues	18,060	12,874	5,186	40	17,491
Net income attributable to Live Oak Bancshares, Inc.	5,480	5,716	(236)	(4)	3,479
Diluted earnings per share	0.16	0.16	—	—	0.10
Non-GAAP net income (1)	6,076	5,716	360	6	5,498
Non-GAAP diluted earnings per share (1)	0.17	0.16	0.01	6	0.16
(1) See accompanying GAAP to Non-GAAP Reconciliation.
Loans
Net loans held for investment increased $137.6 million, or 18.3%, to $889.4 million at December 31, 2016, from $751.8 million at September 30, 2016. Loans held for sale increased $49.0 million, or 14.2%, to $394.3 million at December 31, 2016, from $345.3 million at September 30, 2016. The increase in both portfolios is the result of robust growth in loan origination activities. The combined total loan portfolio at December 31, 2016, and September 30, 2016, of $1.30 billion and $1.11 billion, respectively, were comprised of approximately 66.8% and 66.3% of unguaranteed loans, respectively. The combined total loan portfolio of $1.30 billion at December 31, 2016, rose by 71.2% above its level of a year ago. Loan originations grew by 32.7% in 2016 to $1.54 billion.
Average loans were $1.21 billion during the fourth quarter of 2016 compared to $1.09 billion during the third quarter of 2016.
Net Interest Income
Net interest income for the fourth quarter of 2016 increased to $12.4 million compared to $8.5 million for the fourth quarter of 2015. The increase was driven by the significant growth in the combined held for sale and held for investment loan portfolios attributable to steadily rising loan originations, along with the Company's efforts to grow recurring revenue sources by increasing the level of loans on the balance sheet. The net interest margin declined from 3.66% for the fourth quarter of 2015 and 3.32% for the third quarter of 2016 to 3.08% for the fourth quarter of 2016. This decline in net interest margin was primarily attributable to the strong growth in USDA-guaranteed loans which typically carry a lower yield.
Noninterest Income
Noninterest income for the fourth quarter of 2016 totaled $26.3 million, compared to $24.4 million for the fourth quarter of 2015. Net gains on sales of loans increased to $22.5 million in the fourth quarter of 2016 compared to $21.8 million in the third quarter of 2016 and $20.8 million in the fourth quarter of 2015 due to a much higher volume of loan sales. The volume of loan sales rose by 18.9% in 2016 to $761.9 million. Loan servicing revenues rose by $1.3 million from the fourth quarter of 2015 to $5.7 million.
Noninterest Expense
Noninterest expense for the fourth quarter of 2016 was $32.4 million compared to $27.2 million for the third quarter of 2016 and $22.1 million for the fourth quarter of 2015. Salaries and employee benefits increased to $17.1 million from $12.7 million for the fourth quarter of 2015 as a result of increased staffing and expanding infrastructure to support growing loan demand and multiple new initiatives of the Company, along with $3.4 million in stock based compensation expense related to restricted stock awards with an effective grant date of May 24, 2016, for key employee retention, as discussed in Note 10 of our March 31, 2016 Form 10-Q. Excluding the $3.4 million in stock based compensation, salaries and benefits for the fourth quarter of 2016 increased a modest $1.0 million from fourth quarter 2015. Total stock based compensation related to these restricted stock awards was $9.0 million for calendar year 2016. Future expense associated with these restricted stock awards is expected to be approximately $346 thousand each quarter through the end of the implied term. Total stock based compensation expense in the fourth quarter of 2016 was $4.4 million compared to $4.1 million for the third quarter of 2016 and $617 thousand for the fourth quarter of 2015.
The Other expense component of noninterest expense was $3.9 million for the fourth quarter of 2016 as compared to $1.8 million for the third quarter of 2016 and $2.0 million for the fourth quarter of 2015. The primary reason for this increase was recognition of a $1.4 million impairment loss on aircraft as management committed to a plan to sell the aircraft prior to year-end. The sale of this aircraft took place subsequent to year end with no additional losses.
Noninterest expense for the fourth quarter of 2016 also included $3.2 million in impairment charges related to a $4.6 million renewable energy tax credit investment. Investments of this type generate a return primarily through the realization of federal and state income tax credits and other tax benefits; accordingly, impairment of the investment amount is recognized in conjunction with the realization of related tax benefits. This investment generated tax savings of $5.5 million for 2016. This equity method investment aligns with the Company's strategic emphasis in the renewable energy sector. In line with this strategic industry emphasis, the Company originated $124.1 million in loans that support the renewable energy industry during the fourth quarter of 2016. These loans have no tax credit benefit to the Company.
Income Tax
The fourth quarter of 2016 had an income tax benefit of ($3.0) million as compared to income tax expense of $2.6 million for the third quarter of 2016 and $3.5 million for the fourth quarter of 2015. This decrease in income tax expense in the fourth quarter of 2016 was the product of the above discussed renewable energy tax credit investment.
Asset Quality
The unguaranteed exposure of nonperforming loans amounted to $4.8 million at December 31, 2016, compared to $3.4 million at September 30, 2016. Total nonperforming loans increased to $23.8 million from $14.0 million at the end of the prior quarter. No systemic issues were noted in this increase of nonperforming loans which was comprised of a small number of borrowers in our most mature verticals. Total unguaranteed nonperforming loans as a percentage of total held for investment loans was 0.53% and 0.44% as of December 30, 2016, and September 30, 2016, respectively.
Foreclosed assets decreased $587 thousand to $1.6 million at December 31, 2016, from $2.2 million at September 30, 2016.
Net charge-offs were $813 thousand in the fourth quarter of 2016 compared to $937 thousand in the third quarter of 2016 and $205 thousand in the fourth quarter of 2015. Net charge-offs as a percentage of average held for investment loans, annualized, for the quarters ended December 31, 2016 and 2015, were 0.39% and 0.30%, respectively. Net charge-offs for 2016 totaled $1.7 million as compared to $799 thousand for 2015.
Provision for Loan Losses
The provision for loan losses remained at $3.8 million for both the fourth and third quarters of 2016 and was $1.5 million for the fourth quarter of 2015. The level of provision in the fourth quarter of 2016 reflects the continued strong growth in the loan portfolio and remained above net charge-off levels which contributed to the increase in the allowance for loan losses.
The allowance for loan losses increased $3.0 million, or 20.0%, to $18.2 million at December 31, 2016, from $15.2 million at September 30, 2016. The allowance for loan losses as a percentage of total loans held for investment increased from 1.98% at September 30, 2016 to 2.01% at December 31, 2016.
Deposits
Total deposits increased by $82.1 million, or 5.8%, to $1.49 billion at December 31, 2016, compared to $1.40 billion at September 30, 2016, following successful deposit gathering campaigns. Average total interest bearing deposits for the fourth quarter of 2016 increased $197.5 million, or 15.9%, to $1.44 billion, compared to $1.24 billion for the third quarter of 2016. The ratio of average total loans to average interest bearing deposits was 84.3% for the fourth quarter of 2016, compared to 87.7% for the third quarter of 2016.

Conference Call
Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (January 26, 2017). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 48919345. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year. A replay of the conference call will also be available until 5:00 p.m. ET February 2, 2017, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company, a national online platform for small business lending.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	4Q 2016	3Q 2016	2Q 2016	1Q 2016	4Q 2015
Interest income
Loans and fees on loans	$16,239	$14,961	$12,902	$11,005	$10,474
Investment securities, taxable	292	337	252	251	224
Other interest earning assets	383	264	248	138	80
Total interest income	16,914	15,562	13,402	11,394	10,778
Interest expense
Deposits	4,283	3,689	3,243	2,444	2,105
Borrowings	239	242	242	241	203
Total interest expense	4,522	3,931	3,485	2,685	2,308
Net interest income	12,392	11,631	9,917	8,709	8,470
Provision for loan losses	3,844	3,806	3,453	1,433	1,467
Net interest income after provision for loan losses	8,548	7,825	6,464	7,276	7,003
Noninterest income
Loan servicing revenue	5,668	5,860	5,081	4,784	4,404
Loan servicing asset revaluation	(3,340)	(3,421)	(1,604)	(26)	(1,996)
Net gains on sales of loans	22,513	21,833	14,555	16,425	20,781
Gain on sale of securities available-for-sale	—	1	—	—	1
Construction supervision fee income	868	502	667	630	745
Other noninterest income	618	657	649	619	433
Total noninterest income	26,327	25,432	19,348	22,432	24,368
Noninterest expense
Salaries and employee benefits	17,121	17,471	15,411	12,993	12,700
Travel expense	1,811	2,218	2,330	1,846	1,465
Professional services expense	1,137	907	910	528	752
Advertising and marketing expense	1,109	1,097	1,365	963	1,156
Occupancy expense	1,267	1,058	1,055	1,193	1,555
Data processing expense	1,435	1,252	1,404	1,208	1,195
Equipment expense	550	611	534	551	646
Other loan origination and maintenance expense	824	806	621	574	685
Renewable energy tax credit investment impairment	3,197	—	—	—	—
Other expense	3,933	1,798	1,502	1,855	1,979
Total noninterest expense	32,384	27,218	25,132	21,711	22,133
Income before taxes	2,491	6,039	680	7,997	9,238
Income tax (benefit) expense	(2,989)	2,561	557	3,314	3,523
Net income	5,480	3,478	123	4,683	5,715
Net loss attributable to noncontrolling interest	—	1	—	8	1
Net income attributable to Live Oak Bancshares, Inc.	$5,480	$3,479	$123	$4,691	$5,716
Earnings per share
Basic	$0.16	$0.10	$0.00	$0.14	$0.17
Diluted	$0.16	$0.10	$0.00	$0.13	$0.16
Weighted average shares outstanding
Basic	34,235,375	34,206,943	34,189,217	34,176,753	34,169,855
Diluted	35,208,433	35,001,817	35,206,125	34,954,592	35,079,486

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	4Q 2016	3Q 2016	2Q 2016	1Q 2016	4Q 2015
Assets
Cash and due from banks	$238,008	$355,485	$175,506	$226,556	$102,607
Certificates of deposit with other banks	7,250	7,500	8,500	9,000	10,250
Investment securities available-for-sale	71,056	70,334	66,804	55,674	53,762
Loans held for sale	394,278	345,277	329,206	537,293	480,619
Loans held for investment	907,566	766,977	690,517	313,633	279,969
Allowance for loan losses	(18,209)	(15,178)	(12,309)	(8,616)	(7,415)
Net loans	889,357	751,799	678,208	305,017	272,554
Premises and equipment, net	64,661	60,646	61,064	61,839	62,653
Foreclosed assets	1,648	2,235	2,971	3,020	2,666
Servicing assets	51,994	49,729	48,454	47,377	44,230
Other assets	37,009	26,735	24,591	22,765	23,281
Total assets	$1,755,261	$1,669,740	$1,395,304	$1,268,541	$1,052,622
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$27,990	$28,461	$22,942	$21,125	$21,502
Interest-bearing	1,457,086	1,374,556	1,117,855	994,340	783,286
Total deposits	1,485,076	1,403,017	1,140,797	1,015,465	804,788
Long term borrowings	27,843	28,074	28,173	28,271	28,375
Other liabilities	19,495	24,497	18,984	20,372	19,971
Total liabilities	1,532,414	1,455,588	1,187,954	1,064,108	853,134
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	149,966	145,284	141,181	138,199	137,492
Class B common stock (non-voting)	50,015	50,015	50,015	50,015	50,015
Retained earnings	23,518	18,723	15,928	16,147	12,140
Accumulated other comprehensive (loss) income	(652)	130	201	47	(192)
Total shareholders’ equity attributed to Live Oak Bancshares, Inc.	222,847	214,152	207,325	204,408	199,455
Noncontrolling interest	—	—	25	25	33
Total equity	222,847	214,152	207,350	204,433	199,488
Total liabilities and shareholders’ equity	$1,755,261	$1,669,740	$1,395,304	$1,268,541	$1,052,622

Live Oak Bancshares, Inc.
Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Twelve months ended
	12/31/16	12/31/15	12/31/14
Interest income
Loans and fees on loans	$55,107	$33,340	$19,947
Investment securities, taxable	1,132	811	455
Other interest earning assets	1,033	300	163
Total interest income	57,272	34,451	20,565
Interest expense
Deposits	13,659	7,379	4,731
Borrowings	964	1,483	1,121
Total interest expense	14,623	8,862	5,852
Net interest income	42,649	25,589	14,713
Provision for loan losses	12,536	3,806	2,793
Net interest income after provision for loan losses	30,113	21,783	11,920
Noninterest income
Loan servicing revenue	21,393	16,081	12,823
Loan servicing asset revaluation	(8,391)	(6,229)	(2,201)
Net gains on sales of loans	75,326	67,385	49,977
Equity in earnings (loss) of non-consolidated affiliates	—	(26)	(2,221)
Gain on sale of investment in non-consolidated affiliate	—	3,782	—
Gain (loss) on sale of securities available-for-sale	1	13	(74)
Construction supervision fee income	2,667	1,623	361
Other noninterest income	2,543	1,699	1,377
Total noninterest income	93,539	84,328	60,042
Noninterest expense
Salaries and employee benefits	62,996	40,323	29,165
Travel expense	8,205	7,379	5,392
Professional services expense	3,482	2,643	3,775
Advertising and marketing expense	4,534	4,333	3,316
Occupancy expense	4,573	3,475	1,851
Data processing expense	5,299	3,583	2,660
Equipment expense	2,246	2,119	1,566
Other loan origination and maintenance expense	2,825	2,069	1,652
Renewable energy tax credit investment impairment	3,197	—	—
Other expense	9,088	5,791	5,149
Total noninterest expense	106,445	71,715	54,526
Income before taxes	17,207	34,396	17,436
Income tax expense	3,443	13,795	7,388
Net income	13,764	20,601	10,048
Net loss attributable to noncontrolling interest	9	24	—
Net income attributable to Live Oak Bancshares, Inc.	$13,773	$20,625	$10,048
Earnings per share
Basic	$0.40	$0.66	$0.42
Diluted	$0.39	$0.65	$0.41
Weighted average shares outstanding
Basic	34,202,168	31,079,032	23,973,398
Diluted	35,086,959	31,973,146	24,424,181

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	4Q 2016	3Q 2016	2Q 2016	1Q 2016	4Q 2015
Income Statement Data
Net income attributable to Live Oak Bancshares, Inc.	$5,480	$3,479	$123	$4,691	$5,716
Per Common Share
Net income, basic	$0.16	$0.10	$0.00	$0.14	$0.17
Net income, diluted	0.16	0.10	0.00	0.13	0.16
Dividends declared	0.02	0.02	0.01	0.02	0.01
Book value	6.51	6.26	6.06	5.98	5.84
Performance Ratios
Return on average assets (annualized)	1.26%	0.91%	0.04%	1.67%	2.18%
Return on average equity (annualized)	9.95	6.54	0.24	9.38	11.60
Net interest margin	3.08	3.32	3.26	3.52	3.66
Efficiency ratio (1)	83.64	73.44	85.88	69.72	67.40
Noninterest income to total revenue	68.00	68.62	66.11	72.03	74.21
Selected Loan Metrics
Loans originated	$514,565	$381,050	$356,865	$284,530	$330,798
Guaranteed loans sold	260,125	210,610	135,555	155,643	219,328
Average net gain on sale of loans	86.55	103.67	107.37	105.53	94.75
Held for sale guaranteed loans (note amount) (2)	754,834	692,278	639,356	541,595	497,875
Quarterly increase (decrease) in note amount of held for sale guaranteed loans	62,556	52,922	97,761	43,720	(1,428)
Estimated net gain to be recognized on quarterly increase in guaranteed loans held for sale (3)	5,414	5,486	10,497	4,614	N/A
Asset Quality Ratios
Allowance for loan losses to loans held for investment	2.01%	1.98%	1.78%	2.75%	2.65%
Net charge-offs (recoveries)	$813	$937	$(240)	$232	$205
Net charge-offs (recoveries) to average loans held for investment (4)	0.39%	0.51%	(0.18)%	0.30%	0.30%
Nonperforming loans	$23,781	$14,023	$12,902	$14,829	$12,367
Foreclosed assets	1,648	2,235	2,971	3,020	2,666
Nonperforming loans (unguaranteed exposure)	4,784	3,354	2,174	2,421	2,037
Foreclosed assets (unguaranteed exposure)	246	304	433	438	373
Nonperforming loans not guaranteed by the SBA and foreclosures	5,030	3,658	2,607	2,859	2,410
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.29%	0.22%	0.19%	0.23%	0.23%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	15.35%	16.63%	18.26%	20.61%	23.22%
Total capital (to risk-weighted assets)	16.60	17.88	19.43	21.54	24.12
Tier 1 risk based capital (to risk-weighted assets)	15.35	16.63	18.26	20.61	23.22
Tier 1 leverage capital (to average assets)	12.03	13.18	14.32	17.09	18.36
Notes to Quarterly Selected Financial Data

(1)	See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.

(3)
The estimated revenue from the sale of the quarterly increase in guaranteed loans is based on the average net gain on sale of loans for that quarter. This is an estimate based on the respective quarter activity and does not reflect actual gains to be recognized.

(4)	Quarterly net charge-offs as a percentage of quarterly average loans held for investment, annualized.

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three months ended December 31, 2016			Three months ended September 30, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$320,270	$383	0.48%	$231,238	$264	0.45%
Investment securities	70,755	292	1.64	69,869	337	1.91
Loans held for sale	369,057	4,995	5.38	358,867	4,996	5.52
Loans held for investment (1)	841,676	11,244	5.31	728,041	9,965	5.43
Total interest earning assets	1,601,758	16,914	4.20	1,388,015	15,562	4.45
Less: allowance for loan losses	(15,174)			(12,188)
Non-interest earning assets	153,000			146,159
Total assets	$1,739,584			$1,521,986

Interest bearing liabilities:
Interest bearing checking	$28,091	$42	0.59%	$23,529	$33	0.56%
Money market accounts	473,495	887	0.75	447,918	833	0.74
Certificates of deposit	935,274	3,354	1.43	767,887	2,823	1.46
Total interest bearing deposits	1,436,860	4,283	1.19	1,239,334	3,689	1.18
Other borrowings	27,969	239	3.40	28,172	242	3.41
Total interest bearing liabilities	1,464,829	4,522	1.23	1,267,506	3,931	1.23
Non-interest bearing deposits	28,669			20,742
Non-interest bearing liabilities	25,816			20,807
Shareholders' equity	220,270			212,914
Noncontrolling interest	—			17
Total liabilities and shareholders' equity	$1,739,584			$1,521,986

Net interest income and interest rate spread		$12,392	2.97%		$11,631	3.22%

Net interest margin			3.08			3.32

Ratio of average interest-earning assets to average interest-bearing liabilities			109.35%			109.51%

(1)    Average loan balances include non-accruing loans.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	4Q 2016	3Q 2016	2Q 2016	1Q 2016	4Q 2015
Total shareholders’ equity	$222,847	$214,152	$207,350	$204,433	$199,488
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Tangible shareholders’ equity (a)	$222,847	$214,152	$207,350	$204,433	$199,488
Shares outstanding (c)	34,253,602	34,215,050	34,192,382	34,183,878	34,172,899
Total assets	$1,755,261	$1,669,740	$1,395,304	$1,268,541	$1,052,622
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Tangible assets (b)	$1,755,261	$1,669,740	$1,395,304	$1,268,541	$1,052,622
Tangible shareholders’ equity to tangible assets (a/b)	12.70%	12.83%	14.86%	16.12%	18.95%
Tangible book value per share (a/c)	$6.51	$6.26	$6.06	$5.98	$5.84
Efficiency ratio:
Noninterest expense (d)	$32,384	$27,218	$25,132	$21,711	$22,133
Net interest income	12,392	11,631	9,917	8,709	8,470
Noninterest income	26,327	25,432	19,348	22,432	24,368
Less: gain (loss) on sale of securities	—	1	—	—	1
Adjusted operating revenue (e)	$38,719	$37,062	$29,265	$31,141	$32,837
Efficiency ratio (d/e)	83.64%	73.44%	85.88%	69.72%	67.40%

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation (Continued)
(Dollars in thousands)

	Three months ended			Twelve months ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income attributable to Live Oak Bancshares, Inc.	$5,480	$3,479	$5,716	$13,773	$20,625
Gain on sale of investment in non-consolidated affiliate	—	—	—	—	(3,782)
Provision for loans reclassified as held for investment	—	—	—	4,023	—
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	3,365	3,365	—	8,973	—
Impairment charge taken on aircraft held for sale	1,422	—	—	1,422	—
Renewable energy tax credit investment impairment and loss	3,239	—	—	3,239	—
Income tax effects and adjustments for non-GAAP items *	(3,210)	(1,346)	—	(7,062)	1,513
Other renewable energy tax expense	176	—	—	176	—
Renewable energy tax credit	(4,396)	—	—	(4,396)	—
Non-GAAP net income	$6,076	$5,498	$5,716	$20,148	$18,356
* Estimated at 40.0%
Non-GAAP earnings per share:
Basic	$0.18	$0.16	$0.17	$0.59	$0.59
Diluted	$0.17	$0.16	$0.16	$0.57	$0.57

Weighted-average shares outstanding:
Basic	34,235,375	34,206,943	34,169,855	34,202,168	31,079,032
Diluted	35,208,433	35,001,817	35,079,486	35,086,959	31,973,146

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$26,327	$25,432	$24,368	$93,539	$84,328
Gain on sale of investment in non-consolidated affiliate	—	—	—	—	(3,782)
Renewable energy tax credit investment loss	42	—	—	42	—
Noninterest income, as adjusted	26,369	25,432	24,368	93,581	80,546

Provision for loan losses, as reported	3,844	3,806	1,467	12,536	3,806
Provision for loans reclassified as held for investment	—	—	—	(4,023)	—
Provision for loan losses, as adjusted	3,844	3,806	1,467	8,513	3,806

	Three months ended			Twelve months ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Noninterest expense, as reported	$32,384	$27,218	$22,133	$106,445	$71,715
Stock based compensation expense	(3,365)	(3,365)	—	(8,973)	—
Impairment charge taken on aircraft	(1,422)	—	—	(1,422)	—
Renewable energy tax credit investment impairment	(3,197)	—	—	(3,197)	—
Noninterest expense, as adjusted	24,400	23,853	22,133	92,853	71,715

Income tax (benefit) expense, as reported	(2,989)	2,561	3,523	3,443	13,795
Income tax effects and adjustments for non-recurring income and expenses	3,210	1,346	—	7,062	(1,513)
Other renewable energy tax expense	(176)	—	—	(176)	—
Renewable energy tax credit	4,396	—	—	4,396	—
Income tax expense, as adjusted	$4,441	$3,907	$3,523	$14,725	$12,282
This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.